As filed with the Securities & Exchange Commission on February 10, 1997
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                      RENAISSANCE ENTERTAINMENT CORPORATION
               (Exact name of issuer as specified in its charter)

             COLORADO                                     81-1094630
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                          4440 ARAPAHOE ROAD, SUITE 200
                                BOULDER, CO 80303
                                 (303) 444-8273
          (Address and telephone number of principal executive offices)

                               CHARLES S. LEAVELL
                      RENAISSANCE ENTERTAINMENT CORPORATION
                          4440 ARAPAHOE ROAD, SUITE 200
                             BOULDER, COLORADO 80303
                                 (303) 444-8273
            (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

------------------------------------------------------------------------------------------------------------------
                                         Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum        Proposed Maximum
Title of Each Class of                           Offering Price Per      Aggregate Offering
      Securities             Amount to be               Share                  Price                 Amount of
                            Registered (1)                                                       Registration Fee
------------------------ ---------------------- ---------------------- ----------------------- -------------------
Common Stock, $.03 par       64,350 Shares          $5.96785 (2)            $384,089 (2)              $116.39
value
------------------------ ---------------------- ---------------------- ----------------------- -------------------

(1) Shares are currently issued and outstanding and are being issued for resale by certain Selling Shareholders.

(2) Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(c) of Regulation C, the estimated price is based on the average of the high and low reported prices on the Nasdaq National Market on February 4, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.




Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 Subject to completion, dated February 10, 1997



                      RENAISSANCE ENTERTAINMENT CORPORATION

                                  Common Stock

                                  64,350 Shares

         The shares offered hereby are 64,350 issued and outstanding shares (the "Shares") of Common Stock, $.03 par value ("Common Stock"), of Renaissance Entertainment Corporation (the "Company") owned by certain selling shareholders ("Selling Shareholders"), which may be sold from time to time by the Selling Shareholders for their own accounts. The Company has been advised that the Selling Shareholders may from time to time sell the Shares to or through brokers or dealers in one or more transactions, on the Nasdaq National Market or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

         The Company's Common Stock is listed on the Nasdaq National Market under the symbol FAIR. The Company's Common Stock also is listed on the Philadelphia Stock Exchange under the symbol REC. On February 4, 1997, the last reported sale price of Common Stock, as reported on the Nasdaq National Market, was $6.1875 per share.

                            -------------------------

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Since the Common Stock registered hereunder is being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), the Company cannot include herein information about the price to the public of the Common Stock or the proceeds to the Selling Shareholders. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders, and the Company is obligated to pay the expenses of this offering, which are estimated at $1000.00. The Selling Shareholders will pay their own expenses in connection with sales of the Common Stock. The Selling Shareholders and any brokers or dealers executing selling orders on their behalf may be deemed "underwriters" within the meaning of the Act, in which event the usual and customary selling commissions which may be paid to the brokers or dealers may be deemed to be underwriting commissions under the Act. There can be no assurance that any or all of the Shares registered hereunder will be sold. See "PLAN OF DISTRIBUTION."

               The date of this Prospectus is February ___, 1997.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

         The Company's Common Stock, Class A Warrants and Class B Warrants are listed on the Philadelphia Stock Exchange under the symbols REC, REC.A and REC.B, respectively. Reports, proxy statements and other information filed by the Company with the Philadelphia Stock Exchange may be inspected at such exchange.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus omits certain information included in such Registration Statement. For further information about the Company and its securities, reference is made to such Registration Statement and to the exhibits filed as part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-23782), are incorporated by reference in this registration statement:

                  (a) The Company's Annual Report on Form 10-KSB for the year ended March 31, 1996.

                  (b) The Company's Quarterly Reports on Form l0-QSB for the quarters ended June 30, 1996 and September 30, 1996.

                  (c) The Company's definitive Proxy Statement for the 1996 Annual Meeting of Shareholders held on November 26, 1996.

                  (d) The Company's Report on Form 8-K filed with the Commission on July 3, 1996.

                  (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed under the Exchange Act.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus. Requests may be directed to Charles S. Leavell, President, Renaissance Entertainment Corporation, 4440 Arapahoe Road, Suite 200, Boulder, Colorado 80303, (303) 444-8273.

                       THE COMPANY AND RECENT DEVELOPMENTS

         Renaissance Entertainment Corporation operates five Renaissance Faires in the United States. In fiscal 1996, the Company operated the Bristol Renaissance Faire, Northern California Renaissance Faire, Southern California Renaissance Faire, New York Renaissance Faire and Virginia Renaissance Faire. With these five Faires, the Company believes that it is the largest operator of Renaissance Faires and Renaissance entertainment events in the United States. The Renaissance entertainment industry consists of over 100 separate events of varying size with a Renaissance theme and has an estimated attendance in excess of 4,000,000 visitors annually.

         The Renaissance Faire is a recreation of a Renaissance village, a fantasy experience transporting the visitor back into sixteenth century England. This fantasy experience is created through authentic craft shops, food vendors and continuous live entertainment throughout the day, both on the street and the stage including actors, jugglers, jousters, magicians, dancers and musicians.

         The Company owns and operates the Bristol Renaissance Faire in Kenosha, Wisconsin, serving the Chicago/Milwaukee metropolitan region; the Northern California Renaissance Pleasure Faire in Novato, California serving the San Francisco Bay area; the Southern California Renaissance Pleasure Faire in Devore, California serving the greater Los Angeles metropolitan area; the New York Renaissance Faire in Tuxedo, New York, serving the New York City metropolitan area; and the Virginia Renaissance Faire in Fredericksburg, Virginia, serving the Washington D.C. and Richmond metropolitan areas. The Company is currently negotiating for a new permanent location for the Southern California Renaissance Pleasure Faire, although the change in location is not expected to take place until 1998, at the earliest. In addition, it is possible that the Company may not be able to operate a Faire in 1997, because the lease for the site at which the Faire has been operated (which expires in the Spring of 1997), may not be renewed, and it is extremely unlikely that an alternative site could be prepared in time. If the Company were unable to operate a Faire in Northern California in 1997, it would have a material adverse effect on the Company's results of operations in 1997. See "RISK FACTORS."

         In July 1995, the Company acquired approximately 250 acres of land in Fredericksburg, Virginia in order to construct a Renaissance Faire on that site. The Virginia Renaissance Faire opened in May 1996.

         In February 1996, the Company acquired all of the issued and outstanding stock of Creative Faires, Ltd., which owns and operates the New York Renaissance Faire. In connection with this acquisition, the Company issued 540,000 (adjusted for a two-for-one stock split effective October 21, 1996) shares of Common Stock to Barbara Hope and Donald Gaiti, two of the Selling Shareholders and the former shareholders of Creative Faires, Ltd.

         The Company's strategic plan is to grow through internal growth and by developing and acquiring additional Renaissance Faires located throughout the United States. The Company believes that with a long-term strategy of internal growth and acquisitions, the Company will strengthen its market position.

         The Company maintains its principal executive offices at 4440 Arapahoe Road, Suite 200, Boulder, Colorado 80303, where its telephone number is (303) 444-8273.


                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Shares offered hereby.

         RECENT LOSSES. Although the Company was profitable in its fiscal year ended March 31, 1995, it incurred a net loss of $1,273,671 in the fiscal year ended March 31, 1996 and a net loss of $22,291 for the six months ended September 30, 1996. Furthermore, the Company will incur a net loss for the fiscal period ending December 31, 1996, since the Company's revenues are almost all recognized in the six month period ended September 30th. In addition, the Company expects to incur a net loss for the fiscal year ending December 31, 1997. There is no assurance that the Company will return to profitability in any subsequent period. Each of the New York and Virginia Faires operated at a loss during 1996, and the Southern California Faire has been less profitable than anticipated since it commenced operation in 1994. Furthermore, it is likely that the Virginia Faire will continue to operate at a loss for the next few years. If the performance of these Faires does not improve in subsequent periods, the Company's ability to achieve and sustain profitability in subsequent periods will be adversely affected. In addition, if the Company were unable to operate a Faire in Northern California in 1997, it would have a material adverse effect on the Company's results of operations in 1997. See "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1997."

         NEED FOR ADDITIONAL CAPITAL. The Company had a working capital deficit of $412,975 as of September 30, 1996, which reflected a decrease in working capital of $427,998 from March 31, 1996. The Company requires approximately $3,000,000 plus cash expected to be available from a line of credit which the Company is currently seeking to obtain to enable it to sustain current operations on a continuing basis. However, there can be no assurance that the Company will not need additional funds to sustain current operations prior to or after that time. The Company is currently in discussions with one of its existing lenders to obtain a $1,500,000 line of credit, although there can be no assurance that such line of credit will be available to the Company on acceptable terms, or at all. If this line of credit is not available, the Company will require approximately $4,000,000 to sustain operations beyond 1997. In addition, the Company will require additional funding to move its Southern California Faire to a new location (see "RELOCATION OF SOUTHERN CALIFORNIA FAIRE"), and to expand its business, and may require additional funding in order to develop a new site for the Northern California Faire, if one is required (see "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1997"). Additional capital may be sought through borrowings or from additional equity financing. Future equity financing may occur through the sale of either unregistered stock in exempt offerings or through the public offering of registered equity securities. Such additional equity financing may result in additional dilution to investors. In any case, there can be no assurance that any additional capital can be satisfactorily obtained if and when required.

         POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1997. The Company operates its Northern California Faire during the Fall of each year at a site in Novato, California. The Company's current lease for that site, which is on a year-to-year basis, expires in the Spring of 1997. The Company understands that the owner of the site is seeking to develop the site for commercial construction purposes, although the owner's efforts to do so are currently being blocked by pending litigation in which the use of the site for such purpose is being challenged. The Company believes that its lease for the site will be renewed for another year unless resolution of the litigation allowing the site owner to proceed with development is imminent at the time the lease renewal is to be determined. There is no assurance, however, that the lease will be renewed. If the lease is not renewed, and since it is extremely unlikely that an alternative site could be prepared in time, it is doubtful that the Company would conduct a Faire in Northern California in 1997. This would have a material adverse effect on the Company's results of operations in 1997. The Company is investigating a new site for the Faire which, if acceptable and available, will not be available until at least 1998. The Company estimates that it will be required to spend approximately $300,000 for an environmental impact study and other site consideration expenses before necessary governmental approvals can be obtained. There is no assurance that, if the Company incurs these and other site consideration expenses, it will be successful in obtaining all necessary approvals for the site to be available for the Faire in 1998 or any subsequent period. In addition, the Company estimates that it will be required to spend from $500,000 to $1,000,000 for development of the site prior to the opening of the Faire at the new site.

         RELOCATION OF SOUTHERN CALIFORNIA FAIRE. Since April 1994, the Company has operated its Southern California Faire in Devore, California. Although the Company has operated that Faire during the past two years at a small profit, management believes that it will have to relocate the Faire in order to improve its profitability in the future. The Company has recently entered into a non-binding letter of intent with the owner of a site in Pomano, California which contemplates that the Company will commence operation of the Southern California Faire at that site starting in 1998. The letter of intent calls for the Company to construct a new village for the Faire. The Company estimates that the cost of such construction would be approximately $3,000,000. The Company will need additional funds from one or more third parties to finance such construction. If such funds are not available, the Company would, in all likelihood, continue to operate the Faire at its current location in 1998 and possibly beyond.

         DEPENDENCE UPON MANAGEMENT. The Company's future success depends in a large part on the continued service of its key marketing, sales, promotional and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. The loss of the services of key personnel could have a material adverse effect upon the Company's operations and development efforts. While the Company has written employment contracts with several of its key executive officers, there can be no assurance of their continued service to the Company. The Company does not have key person life insurance covering its management personnel or other key employees.

         COMPETITION. The Company faces significant competition from numerous organizations throughout the country which offer Renaissance Faires and other entertainment events, including amusement parks, theme parks, local and county fairs and festivals, some of which possess significantly greater resources than the Company and in many cases greater expertise and industry contacts. The Company estimates that there are currently twenty major Renaissance Faires produced each year. In addition, the Company estimates that there are 100 minor Renaissance Faire events held throughout the United States each year, ranging in duration from one day to two weekends.

         LACK OF TRADEMARK PROTECTION. Because of the large number of existing Renaissance Faires, it is unlikely that the Company will be able to rely upon trademark or service mark protection for the name "Renaissance Faire." As a result, there is no protection against others using the name "Renaissance Faire" for the production of entertainment events similar to those produced by the Company. The Company's own Faires could be negatively impacted by association with substandard productions.

         PUBLIC LIABILITY AND INSURANCE. As a producer of a public entertainment event, the Company has exposure for claims of personal injury and property damage suffered by visitors to the Faires. To date, the Company has only experienced minimal claims which it has been able to resolve without litigation. The Company maintains comprehensive liability insurance which it considers to be adequate against this risk; however, there can be no assurance that a catastrophic event or claim which could result in damage or liability in excess of this coverage will not occur.

         DEPENDENCE UPON VENDORS. A substantial portion of the Company's revenues generated at each Faire are derived from arrangements that the Company has with vendors who construct elaborate booths at the Faires and sell a variety of food, crafts and souvenirs. This arrangement consists of either a fixed rental paid by the vendors to the Company or a percent of revenues. In either case, the success of a Faire is dependent upon the Company's ability to attract responsible vendors who sell high quality goods.

         SEASONALITY. The Company's Renaissance Faires are located in traditionally seasonal areas which attract the greatest number of visitors during the warm weather months in the spring, summer and early fall. Unless the Company acquires or develops additional Faire sites in areas which are counter-seasonal to the present sites located in temperate climates, the Company's revenues and income will be highly concentrated in the six months ended September 30th of each year.

         DEPENDENCE UPON WEATHER. Each Renaissance Faire operated by the Company is scheduled for a finite period, typically consecutive weekends during a six to nine week period, which are determined substantially in advance in order to facilitate advertising and other promotional efforts. The success of each Faire is directly dependent upon public attendance, which is directly affected by weather conditions. Poor weather can result in substantial declines in attendance and, as a result, loss of revenues. Further, as the Renaissance Faires are outdoor events, they are vulnerable to severe weather conditions that can cause damage to the Faire's infrastructure and buildings, as well as injuries to patrons and employees. Risks associated with the weather are beyond anyone's control but have a direct and material impact upon the relative success or failure of a given Faire.

         LICENSING AND OTHER GOVERNMENTAL REGULATION. For each Faire operated by the Company, it is necessary for the Company to apply for and obtain permits and other licenses from local governmental authorities controlling the conduct of the Faire, service of alcoholic beverages, food, health and sanitation and other matters at the Faire sites. Each governmental jurisdiction has its own regulatory requirements which can impose unforeseeable delays or impediments in preparing for a Faire production. While the Company has been able to obtain all necessary permit and licenses in the past, there can be no assurance that future changes in governmental regulation or the adoption of more stringent requirements may not have a material adverse impact upon the Company's future operations.

         FAIRE SITES. While the Company owns the sites at which the Bristol Renaissance Faire and the Virginia Faire are operated, the Company's Northern and Southern California Faire sites have been held pursuant to short-term leases. The New York Faire is also operated on a leased site. It is expected that future Faires that may be developed by the Company, if any, will also be presented on leased sites. The terms and conditions of each lease will vary from location and to a large extent are beyond the control of the Company. Further, there can be no assurance that the Company will be able to continue to lease existing Faire sites on terms acceptable to the Company, or be successful in obtaining other sites on favorable locations. The Company's dependence upon leasing Faire sites creates a substantial risk of fluctuation in the Company's operations from year to year. See "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1997."

         SHARES ELIGIBLE FOR FUTURE SALE UNDER RULE 144. The Company estimates that approximately 3,250,000 shares of the Company's Common Stock currently outstanding are "restricted securities" which, under certain circumstances, can be sold publicly in compliance with Rule 144 adopted under the Securities Act. The possibility that substantial amounts of Common Stock may be sold in the public market under Rule 144 may adversely effect the prevailing market price for the Common Stock. Certain present and former executive officers and directors (owning in the aggregate 749,332 shares of Common Stock and options to purchase an additional 420,932 shares of Common Stock) have agreed with the Company not to sell in excess of 100,000 shares (in the aggregate) in any three month period pursuant to Rule 144 without the consent of the Company and Duke & Co., Inc., the underwriter of the Company's 1995 public offering, during the two year period commencing on April 1, 1997, and not to sell any shares pursuant to Rule 144 prior to April 1, 1997 (except that one of such persons may sell up to 130,000 shares prior to that date).

         MARKET OVERHANG FROM WARRANTS AND OUTSTANDING OPTIONS. As of January 30, 1997, the Company had outstanding options and warrants to purchase a total of 4,391,654 shares, including Class A and Class B warrants to purchase an aggregate of 3,761,558 shares issued in a public offering in 1995 ("Public Warrants"). To the extent that such stock options or warrants are exercised, dilution to the interests of the Company's shareholders may occur. Exercise of these options or warrants or even the potential of their exercise may have an adverse effect on the trading price and market for the Company's Common Stock. The holders of the options or warrants are likely to exercise them at times when the market price of the shares of Common Stock exceeds the exercise price of the options or warrants. Accordingly, the issuance of shares of Common Stock upon exercise of the options or warrants may result in dilution of the equity represented by the then outstanding shares of Common Stock. Furthermore, holders of the options or warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by such options or warrants.

         POTENTIAL ADVERSE EFFECT OF REDEMPTION OF PUBLIC WARRANTS. The Public Warrants may be redeemed by the Company after January 27, 1997, at a price of $0.01 per Warrant, upon 30 days' notice, mailed within three days after the closing bid price of the Common Stock has equaled or exceeded 150% of the then current respective warrant exercise prices (currently $3.00 per share with respect to the Class A Warrants, and $3.9375 per share with respect to the Class B Warrants), for a period of 20 or more consecutive trading days. Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Redemption of the Public Warrants could have an adverse effect on the prevailing market price of the Common Stock.

         PROPOSED NEW LISTING STANDARDS FOR NASDAQ NATIONAL MARKET SECURITIES. The Nasdaq Stock Market recently proposed certain changes to the standards for issuers with securities listed on Nasdaq. One of the proposed changes includes increasing the maintenance requirements for continued listing in the Nasdaq National Market, on which the Company's Common Stock is currently listed, including the requirement that issuers maintain net tangible assets of at least $4,000,000. If changes are made to the listing standards and the Company is unable to comply with such new standards, it is possible that the Common Stock will be delisted from the Nasdaq National Market. If the Common Stock is delisted from the National Market, it may qualify for listing on the Nasdaq SmallCap Market. Nevertheless, delisting from the National Market may have an adverse effect on the prevailing market price of the Common Stock.

         SEC INVESTIGATION OF DUKE & CO., INC. The underwriter of the Company's 1995 public offering, Duke & Co., Inc. ("Duke"), is aware that the Securities and Exchange Commission is investigating certain of Duke's trading practices and mark-ups in connection with trading in securities of the Company following the public offering. Duke is the principal market maker on the Nasdaq National Market for the Company's Common Stock and Public Warrants. There can be no assurance that the investigation will not adversely and materially affect subsequent trading in the Company's securities. Gregg Thaler, a director of the Company, is President of Duke.

         AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 1,000,000 shares of preferred stock. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

         AUTHORIZATION OF ADDITIONAL SHARES. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 50,000,000 shares of Common Stock, of which 9,358,535 shares were outstanding on January 30, 1997. The Company's Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. In addition, the Company had outstanding at January 30, 1997 options and warrants to purchase 4,391,654 shares of common stock. Exercise of these options and warrants may have a further dilutive effect on existing shareholders and warrant holders. See "MARKET OVERHANG FROM WARRANTS AND OUTSTANDING OPTIONS."


                              SELLING SHAREHOLDERS

         Barbara Hope and Donald C. Gaiti acquired their Shares from the Company on February 5, 1996, pursuant to the Agreement and Plan of Merger pursuant to which Creative Faires, Ltd., the owner and operator of the New York Renaissance Festival became a wholly-owned subsidiary of the Company.

         Creative Business Strategies, Inc. acquired its Shares from the Company for services rendered in connection with the Company's acquisition of Creative Faires, Ltd. Sanford L. Schwartz, a principal of Creative Business Strategies, Inc., has been a director of the Company since April 1993.

         The following table sets forth certain information with respect to the offering and the ownership of Common Stock by the Selling Shareholders as of January 30, 1997.

----------------------- -------------------- --------------- -------------------- ------------------------------
                              Shares of                            Shares of
                             Common Stock                        Common Stock               Percentage of
                                Owned                               Owned                   Common Stock
   Name of Selling          Beneficially         Shares          Beneficially            Owned Beneficially
     Shareholder           Before Offering   Offered Hereby      After Offering   Before Offering/After Offering
----------------------- -------------------- --------------- -------------------- ------------------------------
Barbara Hope                  204,500(1)           15,000        189,500(1)             2.2%              2.0%

Donald C. Gaiti               205,500(2)           15,000        190,500(2)             2.2%              2.0%

Creative Business                34,350            34,350              0                0.4%              ----
Strategies, Inc.


(1)      Does not include shares of the Company's Common Stock owned by Donald
         C. Gaiti, Ms. Hope's spouse.

(2) Does not include shares of the Company's Common Stock owned by Barbara Hope, Mr. Gaiti's spouse.


                              PLAN OF DISTRIBUTION

         The Company has been advised that the Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees, or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) in privately negotiated transactions not involving a broker or dealer. In effecting sales, brokers or dealers engaged to sell Shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell Shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders, and it is anticipated that the brokers or dealers, if any, participating in the sales of such securities will receive the usual and customary selling commissions.

                                  LEGAL MATTERS

         The legality of the Common Stock will be passed upon for the Company by the firm of Gray, Plant, Mooty, Mooty & Bennett, P.A.

                                     EXPERTS

         The audited financial statements of the Company for the years March 31, 1996 and 1995, which are incorporated by reference herein have been examined and reported on by Schumacher & Associates, Inc., as indicated in their reports with respect thereto, and are incorporated by reference, in reliance upon the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Company's Articles of Incorporation eliminate or limit certain liabilities of its directors and Colorado law provides for indemnification of directors, officers and employees of the Company in certain instances. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



                                     PART II
                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses of the Company in connection with the sale and distribution of the Common Stock being registered. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.


     Securities and Exchange Commission fee                   $116.39
     Accounting fees and expenses                             $200.00
     Legal fees and expenses                                  $500.00
     Miscellaneous                                            $183.61
                                                              -------
         TOTAL                                               $1000.00


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:


         Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

         7-109-101. DEFINITIONS. As used in this article:

         (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

         (3) "Expenses" includes counsel fees.

         (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

         (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

         (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

         (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

         7-109-102. AUTHORITY TO INDEMNIFY DIRECTORS.

         (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

            (a) The person conducted himself or herself in good faith; and

            (b) The person reasonably believed:

                  (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                  (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

            (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

         (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (4) A corporation may not indemnify a director under this section:

            (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

            (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

         (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

         7-109-104. ADVANCE OF EXPENSES TO DIRECTORS.

         (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

            (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

            (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

            (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

         (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

         (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

         7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

         (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

            (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

            (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102
         (4) is limited to reasonable expenses incurred In connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

         7-109-106. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF DIRECTORS.

         (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

         (2) The determinations required by subsection (1) of this section shall be made:

            (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

            (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

         (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

            (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or
         (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

            (b) By the shareholders.

         (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

         7-109-107. INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS.

         (1) Unless otherwise provided in the articles of incorporation:

            (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

            (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

            (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

         7-109-108. INSURANCE. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

         7-109-109. LIMITATION OF INDEMNIFICATION OF DIRECTORS.

         (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

         (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

         7-109-110. NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                      * * *

         Article XI of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

         (1) A Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such an exemption from liability or limitation thereof is not permitted under the General Corporation Laws of the State of Colorado as the same exists or may hereafter be amended.

         Article VIII of the Amended and Restated Articles of Incorporation of the Company provides:

                  The Corporation may and shall indemnify each Director, Officer and any employee or agent of the Corporation, his heir, executors and administrators, against any and all expenses and liability reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a Director, Officer, employee or agent of the Corporation to the full extent required or permitted by the Colorado Corporation Code, as amended.

ITEM 16.  EXHIBITS

          4.1     Specimen Certificate of Common Stock.(1)

          5.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. - filed herewith.

         23.1     Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (see
                  Exhibit 5.1).

         23.2     Consent of Schumacher & Associates, Inc. -- filed herewith.

         24.1 Power of Attorney (included on page II-9 of the Registration Statement).

---------------------

(1) Incorporated by reference from the Amendment to Registrant's Registration Statement on Form 8-A filed with the Commission on December 2, 1996.

ITEM 17.  UNDERTAKINGS

         A. The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on January 22, 1997.

                                    RENAISSANCE ENTERTAINMENT
                                       CORPORATION


                                    By  /s/ Charles S. Leavell
                                        ---------------------------------------
                                        Charles S. Leavell
                                        Chief Executive Officer, Chairman of the
                                        Board and a Director

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles S. Leavell and James R. McDonald, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below on the 22nd day of January, 1997, by the following persons in the capacities indicated:


   /s/ Charles S. Leavell        Chief Executive Officer, Chairman of the Board
------------------------------   and a Director
Charles S. Leavell

   /s/ James R. McDonald         Chief Financial Officer
------------------------------
James R. McDonald

   /s/ Sue Brophy                Controller and Chief Accounting Officer
------------------------------
Sue Brophy

   /s/ Dean Petkanis             Director
------------------------------
Dean Petkanis


------------------------------   Director
Gregg Thaler

   /s/ Robert M. Geller          Director
------------------------------
Robert M. Geller

   /s/ Sanford L. Schwartz       Director
------------------------------
Sanford L. Schwartz



                      RENAISSANCE ENTERTAINMENT CORPORATION
                                    FORM S-3
                                INDEX TO EXHIBITS


                                                                        Page No.

     4.1   Specimen Certificate of Common Stock.(1)                        --

     5.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. -- filed herewith.

    23.1   Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (see       --
           Exhibit  5.1).

    23.2 Consent of Schumacher & Associates, Inc.. -- filed herewith.

    24.1   Power of Attorney (included on page II-9 of the Registration    --
           Statement).

-------------------------------

(1) Incorporated by reference from the Amendment to Registrant's Registration Statement on Form 8-A filed with the Commission on December 2, 1996.